Exhibit 10.4
Grant No.
ENDO INTERNATIONAL PLC
LONG-TERM CASH AWARD AGREEMENT
UNDER THE AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN
This Award Agreement (this “Award Agreement”), is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Endo International plc, an Irish public limited company (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s Amended and Restated 2015 Stock Incentive Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Name of Participant:
Total Amount of Restricted Cash Subject to the Award:
Date of Grant:
Vesting Dates:	Award vests ratably in 6 tranches with the first tranche vesting six months following the Date of Grant and each additional tranche vesting six months following the prior vesting date such that the entire Award is vested on the third anniversary of the Date of Grant.

1.Grant of Award. The Company hereby grants to the Participant the restricted cash award set forth above (the “Award”), subject to all of the terms and conditions of this Award Agreement and the Plan.
2.Form of Payment and Vesting. The Award granted hereunder shall vest on the vesting dates set forth above, provided that the Participant is employed by the Company or one of its Subsidiaries on the applicable vesting date (except as set forth in Paragraph 4 of this Award Agreement). The Participant shall be entitled to receive an amount in cash equal to one-sixth (1/6) of the total amount of restricted cash subject to the Award as soon as practicable following the applicable vesting date, but no later than the later to occur of (a) the end of the calendar year in which the applicable vesting date occurs and (b) the fifteenth day of the third calendar month following the applicable vesting date.
3.Restrictions. The Award granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture until any requirements or restrictions contained in this Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.
4.Termination of Service; Disability.

(a)Termination of Service for Cause. Upon the Participant’s termination of service with the Company and its Subsidiaries for Cause, the unvested portion of the Participant’s Award shall be forfeited as of such date.
(b)Termination of Service on Account of Death. Upon termination of the Participant’s service with the Company and its Subsidiaries on account of death, the unvested portion of the Participant’s Award shall immediately vest.
(c)Termination of Service on Account of Voluntary Retirement with Consent of Company. If the Participant voluntarily Retires with the consent of the Company, the unvested portion of the Participant’s Award as of the date of termination shall continue to vest in accordance with the original vesting schedule set forth in Paragraph 2 of this Award Agreement.
(d)Disability. If the Participant incurs a Disability that also constitutes a “disability” within the meaning of Section 409A, the unvested portion of the Participant’s Award as of the date of such Disability shall continue to vest in accordance with the original vesting schedule set forth in Paragraph 2 of this Award Agreement regardless of any subsequent termination of service.
(e)Termination of Service by the Company without Cause or by the Participant for Good Reason. Upon termination of the Participant’s service with the Company and its Subsidiaries by the Company or its Subsidiaries without Cause, any portion of the Award that is unvested as of date of termination shall be forfeited. If a Participant is a party to an employment agreement with the Company or a Subsidiary and such employment agreement provides for benefits on a termination of employment for “Good Reason,” (x) a termination of the Participant’s employment for Good Reason shall constitute a termination without Cause for purposes of Paragraphs 4 and 5 of this Award Agreement and (y) Good Reason will also include the Participant’s termination of employment within ninety (90) days following the expiration of the employment term of the Participant’s employment agreement under circumstances that would have constituted Good Reason had such termination occurred during the employment term.
(f)Termination of Service for any Other Reason. Unless otherwise provided in an individual agreement with the Participant, if the Participant has a termination of service for any reason other than the reasons enumerated in Subparagraphs (a) through (e) above, any portion of the Award that is unvested as of date of termination of services shall be forfeited.
5.Change in Control. In the event of a Change in Control:
(a)if the Award is assumed or substituted (within the meaning of the Plan) in connection with such Change in Control, and the Participant incurs a termination of service with the Company and its Subsidiaries by the Company or its Subsidiary without Cause during the 24-month period following such Change in Control, then the Award shall vest on the date of such termination of services.

(b)if the Award is not assumed or substituted in connection with such Change in Control, then the Award shall immediately vest and become payable in accordance with Paragraph 2 upon the occurrence of the Change in Control.
6.Change in Control Definition. For purposes of this Award Agreement, “Change in Control” shall have the meaning set forth in the Plan, provided that, notwithstanding anything contrary in the Plan: (i) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Company Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, (ii) to the extent required to avoid the imposition of taxes or penalties under Section 409A of the Code with respect to any Award that constitutes a deferral of compensation subject to Section 409A of the Code, no such Award shall become payable as a result of the occurrence of a Change in Control unless such Change in Control also constitutes a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code and (iii) for the avoidance of doubt, any one or more of the events that may result in a “Change in Control” may be effected pursuant to a takeover under Irish takeover rules, a compromise or arrangement sanctioned by the court under Chapter 1 of Part 9 of the Companies Act 2014 of the Republic of Ireland or otherwise under Part 9 of the Companies Act 2014 of the Republic of Ireland.
7.Award Agreement Subject to Plan. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern, except as expressly provided by Paragraph 6 of this Award Agreement.
8.No Rights to Continuation of Service. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) to terminate the Participant’s service any time for any reason whatsoever, with or without Cause.
9.Tax Withholding. The Company and its Subsidiaries shall be entitled to deduct from any Award granted hereunder or other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting of, lapse of restrictions on, or payment of any Award, up to the maximum statutory tax rates.
10.Section 409A Compliance. The Award is intended to comply with Code Section 409A to the extent subject thereto and shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. Notwithstanding any provision in the Plan or Award Agreement to the contrary, no payment or distribution under this Award Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Participant’s termination of service with the Company and its Subsidiaries will be made to the Participant until the Participant’s termination of service constitutes a “separation from service” (as defined in Code Section 409A). For purposes of this Award Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Code Section 409A. If a participant is a “specified employee” (as defined in Code Section 409A), then to the extent necessary to avoid the imposition of taxes under Code Section 409A, such Participant shall not be entitled to any payments upon a termination of his or her service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of such Participant’s “separation from service” and (ii) the date of such Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Paragraph 10 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award Agreement will be paid in accordance with the normal payment dates specified for them herein.
11.Governing Law. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
12.Binding on Successors. The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
13.No Assignment. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.
14.Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws and applicable Irish law.
15.Entire Award Agreement. This Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.
16.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Paragraph.
17.Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
18.Notices. All notices and other communications under this Award Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to Company:
Endo International plc
c/o Endo Health Solutions Inc.
1400 Atwater Drive
Malvern, PA 19355
Attention: Treasurer
If to the Participant:
At the address on file with the Company.
Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.
19.Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.
20.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Award subject to all the terms and conditions of the Plan and this Award Agreement.
21.No Compensation for Loss of Rights. The Participant hereby acknowledges that under no circumstances will s/he, on ceasing to be an employee or director of the Company and its Subsidiaries, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan that s/he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.
22.Severability. All the terms and provisions of this Award Agreement are distinct and severable, and if any term or provision is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this Award Agreement, and the enforceability, legality and validity of the remainder of this Award Agreement will not be affected; if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to make it valid, enforceable and legal.
23.Data Protection. The Participant hereby acknowledges and consents to the Company and any Subsidiary sharing and exchanging his/her information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and employment and sensitive personal data, e.g. data relating to physical or mental health, criminal conviction or the alleged commission of offences) (the “Information”) and providing the Company and/or the Subsidiary’s agents and/or third parties with the Information for the administration and operation of the Plan and the Participant further accepts that this may involve the Information being sent to a country outside the country in which the Participant provides services including to a country which may not have the same level of data protection laws as his/her home country. The Participant acknowledges that s/he has the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting his/her local human resources representative. The Participant acknowledges that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.
24.Additional Matters. This Award Agreement is intended to comply with the applicable laws of any country or jurisdiction where the Awards are granted under the Plan, and all provisions hereof shall be construed in a manner to so comply. The following provisions apply to Participants providing services in the country noted:
Canada:
The “Vesting Dates” for the Award shall be deleted in its entirety and replaced with the following language:
Award vests ratably in 6 tranches with the first tranche vesting six months following the Date of Grant and each additional tranche vesting six months following the prior vesting date, except that the final tranche vests on November 30th, 2023.
Section 2 above shall be deleted in its entirety and replaced with the following language:
Form of Payment and Vesting. The Award granted hereunder shall vest on the vesting dates set forth above, provided that the Participant is employed by the Company or one of its Subsidiaries on the applicable vesting date (except as set forth in Paragraph 4 of this Award Agreement). The Participant shall be entitled to receive an amount in cash equal to one-sixth (1/6) of the total amount of restricted cash subject to the Award as soon as practicable following the applicable vesting date, but no later than the later to occur of (a) the end of the calendar year in which the applicable vesting date occurs and (b) the fifteenth day of the third calendar month following the applicable vesting date, except that the final tranche shall be paid no later than December 31, 2023.
Section 4 above shall be amended to add the following language at the end thereof as a new subsection (g):
(g)    The Participant’s date of termination of service shall be the Participant’s last day of active service with the Company and its Subsidiaries and shall not include any period of statutory, contractual or common law reasonable notice or any period of deemed employment or salary continuance.
Section 9 above shall be deleted in its entirety and replaced with the following language:
9.    Tax Withholding. The Company shall be entitled to deduct from any Award granted hereunder or other compensation payable to the Participant any sums required by federal, provincial or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting of, lapse of restrictions on, or payment of any Award.
India:
As used herein, “Participant” shall not include consultants of any Subsidiary in India.
Section 4(b) shall deleted in its entirety and replaced with the following language:

Termination of Service on Account of Death. Upon termination of the Participant’s service on account of death, all of the Participant’s unvested Awards shall immediately vest in his legal heirs or nominees.
Section 4(c) shall be deleted in its entirety and replaced with the following language:
Termination of Service on Account of Voluntary Retirement with Consent of Company. If the Participant voluntarily Retires with the consent of the Company, all of the Participant’s unvested Awards shall vest on the date of termination of service.
Section 4(d) shall be deleted in its entirety and replaced with the following language:
Disability. If the Participant incurs a Disability that also constitutes a “disability” within the meaning of Section 409A, all of the Participant’s unvested Awards as of the date of such Disability shall continue to vest in accordance with the original vesting schedule set forth in Paragraph 2 of this Award Agreement regardless of any subsequent termination of service, provided such Disability does not result in termination of service. In the event of termination of service, the unvested Award shall vest in him on the date of termination.
Section 9 shall be deleted in its entirety and replaced with the following language:
Tax Withholding. The Subsidiary under whose payroll the Participant is registered shall have the right to deduct or withhold from the Award or payroll of the Participant an amount sufficient to satisfy income taxes required by law to be withheld with respect to the vesting of, lapse of restrictions on, or payment of any Award or to satisfy any applicable payroll deductions. The obligations of the Company under this Award Agreement will be conditioned on such arrangement and the Company or such Subsidiary will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
Section 12 shall be amended to delete the term “transferees”.
Section 13 shall be deleted in its entirety and replaced with the following language:
No Assignment. Notwithstanding anything to the contrary in this Award Agreement, but subject to the assignment of the Award upon death of the Participant, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.
Section 14 shall be deleted in its entirety and replaced with the following language:
Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws and applicable Indian law. The rights and interests of the Participant under the Award Agreement shall be subject to compliance under the Foreign Exchange Management Act, 1999 and the related rules thereto.
Ireland:
Section 4(c) above shall be deleted and be of no force and effect.
Section 8 above shall be deleted in its entirety and replaced with the following language:

No Rights to Continuation of Service. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict any right the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) may have to terminate the Participant’s service any time for any reason whatsoever, with or without Cause, subject to applicable law.
Section 21 shall be deleted in its entirety and replaced by the following provision:
Nothing contained in the Plan or this Award shall form part of the Participant’s contract of employment. The Participant hereby acknowledges that under no circumstances will s/he, on ceasing to be an employee or director of or otherwise engaged by the Company or any of its Subsidiaries for any reason (including as a result of a repudiatory breach of contract by the Company or any of its Subsidiaries), be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan that s/he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever. By signing this Award the Participant shall be deemed irrevocably to have waived any such entitlement.
Section 23 shall be amended by the addition of the following sentence at the end of the clause:
For the purposes of operating the Plan, the Company will collect and process information relating to the Participant in accordance with the privacy notice that is available from the human resources department of the Company on request.
Luxembourg:
Section 4(c) above shall be deleted in its entirety and replaced with the following language:
Termination of Service on Account of Retirement. If the Participant voluntarily retires according to Luxembourg employment law, all of the Participant’s then unvested Awards shall vest on the Participant’s termination date.
Section 4(d) above shall be amended to (i) delete the phrase “that also constitutes a ‘disability’ within the meaning of Section 409A of the Code” therefrom and (ii) add the following language at the end thereof:
As used herein, “Disability” shall mean either (i) the Participant’s inability to, solely because of injury or physical or mental illness, perform the material duties of his or her regular occupation in a situation where the Participant receives paid sickness, incapacity or invalidity benefits from any of the Luxembourg competent authorities for a period that lasts or can reasonably be expected to last for a continuous period of 6 months, or (ii) the Participant’s reclassement by the competent commission following an irrevocable decision from said commission.
Section 4 above shall be amended to add the following language at the end thereof as a new sub-section (g):
(g)    It is understood that the Participant’s termination of service for any reason shall take place in accordance with applicable Luxembourg employment law rules.

Section 9 above shall be amended to add the following language at the end thereof:
For Participants subject to Luxembourg employment law, the Company shall comply with Circular L.I.R. n°104/2 dated 29 November 2017 and issued by the Luxembourg Tax Administration to the extent subject thereto and shall be interpreted in accordance with its provisions and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant.
Section 12 above shall be amended to delete the word “transferees” therefrom.
Section 13 above shall be deleted in its entirety and replaced with the following language:
No Assignment or Transfer. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant. Neither this Award Agreement nor any rights granted herein shall be transferable by the Participant in any circumstances, except on the death of the Participant.
Section 23 above shall be amended to add the following language at the end thereof:
, it being understood that for the purposes hereunder any Information on the Participant shall be processed in accordance with the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, as well as any applicable local laws.
United Kingdom:
As used herein, “Cause” shall have the meaning set forth in the Plan and, with respect to any Participant who is a party to an employment agreement with the Company, the definition of “Cause” shall include any circumstances in which the Company may terminate the Participant’s employment agreement without notice in accordance with its terms.
Section 4(c) above shall be deleted and be of no force and effect.
As used herein, “Disability” shall mean the Participant’s inability to, solely because of injury or physical or mental illness: (i) perform the material duties of his or her regular occupation and (ii) earn 80% or more of his or her base salary or wages in respect of his or her regular occupation, for a period that lasts or can reasonably be expected to last for a continuous period of 12 months.
Section 9 above shall be amended to add the following language at the end thereof:
Tax Liabilities. The Participant irrevocably agrees to pay, or enter into arrangements to the satisfaction of the Company to pay, to the Company, the Participant’s employer or former employer (as appropriate) the amount of any Tax Liability. For the purposes of this section the following capitalized terms shall have the meanings set out below:
“Taxable Event”: any event or circumstance that gives rise to a liability for the Participant to pay income tax and national insurance contributions or either of them in respect of: (a) the Award, including its assignment or surrender for consideration, or the receipt of any benefit in connection with it; (b) any amounts or assets: (i) earmarked or held to satisfy the Award; (ii) acquired pursuant to the Award; or (iii) acquired in consideration of the assignment or surrender of the Award; or (c) any amount due in respect of assets within (a) above and not made good by the Participant within the time limit specified in section 222 ITEPA.
“Tax Liability”: any income tax and primary class 1 (employee) national insurance contributions that any employer (or former employer) of the Participant is liable to account for (or reasonably believes it is liable to account for) as a result of any Taxable Event.
Section 21 shall be replaced by the following provision:
Nothing contained in the Plan or this Award shall form part of the Participant’s contract of employment. The Participant hereby acknowledges that under no circumstances will s/he, on ceasing to be an employee or director of or otherwise engaged by the Company or any of its Subsidiaries for any reason (including as a result of a repudiatory breach of contract by the Company or any of its Subsidiaries), be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan that s/he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever. By signing this Award the Participant shall be deemed irrevocably to have waived any such entitlement. This exclusion applies equally (and without limitation) to any loss arising from the way in which discretion is (or is not) exercised under any Section of the Plan even if the exercise (or non-exercise) of such discretion is, or appears to be, irrational or perverse or breaches, or is claimed to breach, any implied term of the Plan or any other contract between the Participant and the Participant’s employer.
Section 23 shall be replaced with the following:
By participating in the Plan, the Participant acknowledges that the Company and its Subsidiaries may hold and process data relating to him or her (including personal data) in relation to and as a consequence of the Award. The Company, its Subsidiaries and the Participant’s employer hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, identification number, salary, nationality, job title, any Awards awarded, forfeited, vested, unvested or outstanding in the Participant’s favour, for the purpose of managing and administering the Plan (“Data”). The Company and its Subsidiaries will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located outside of the European Economic Area including in the UK or the United States.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date set forth above.

ENDO INTERNATIONAL PLC
By:
Name:	Blaise Coleman
Title:	President & Chief Executive Officer

PARTICIPANT
Signature:
Print Name: